Exhibit 10.4

EXHIBIT A

TO:

NovaBay Pharmaceuticals, Inc. (the “Company”) and the Purchasers (as defined in the Securities Purchase Agreement, dated April 27, 2023, by and between the Company and the purchasers signatory thereto (the “Purchase Agreement”))

To Whom It May Concern:

Reference is made to the Purchase Agreement entered into by and between the Company and the Purchasers that provides for the Company to receive $3.0 million of additional capital through the issuance and sale in a private placement of (i) Original Issue Discount Senior Convertible Debentures Due _________, 2024 (the “Debentures”) with an aggregate principal amount of $3.3 million and initially convertible into up to _________ shares (“Conversion Shares”) of Company common stock, par value $0.01 per share (“Common Stock”) and (ii) two series of Common Stock purchase warrants exercisable for an aggregate of ________ shares (“Warrant Shares”) of Common Stock (the “Private Placement”).

As part of the Private Placement and pursuant to the terms of the Securities Purchase Agreement, the Company is required, among its other obligations, to call a meeting of the Company’s stockholders, whether special or annual (the “Stockholder Meeting”) at the earliest practical date, and in any event on or before the 60th day following the closing date of the Private Placement, to seek stockholder approval of proposals relating to the Private Placement and the securities issued in connection therewith (the Debentures, the Warrants and related Conversion Shares and Warrant Shares) as required by the rules of the NYSE American (the “Stockholder Approval”). The Company is also required by the Purchase Agreement to secure voting commitments from certain persons to vote their shares of Common Stock in favor of the Stockholder Approval or other matters that may come before the Stockholder Meeting.

Accordingly, by signing this letter, the undersigned confirms and agrees to vote all shares of Common Stock over which the undersigned has voting control in favor of any proposal or resolution presented to the stockholders of the Company to approve any proposal or resolution presented to such stockholders for the Stockholder Approval or to approve any additional proposals that may be required by the rules of the NYSE American (or any successor entity) pursuant to the Purchase Agreement and the other agreements entered into in connection therewith or as otherwise may be required by the applicable rules and regulations of the NYSE American (or any successor entity). This commitment and agreement is given by the undersigned in furtherance of the Private Placement and to support the Company’s compliance with its covenants under the Purchase Agreement, and is not revocable by the undersigned. The undersigned understands that the Company intends to hold the Stockholder Meeting as soon as practicable and that the Board of Directors of the Company has established a record date of _____, 2023 for this meeting (the “Record Date”).

This voting letter is intended for the exclusive benefit of the Company (to satisfy its obligations under the Purchase Agreement) and its successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

By:
Name of Stockholder: Number of shares of Common Stock over which I have voting control: _________________